Exhibit 10.1

PILOT AGREEMENT

THIS PILOT AGREEMENT, dated as of the 1st day of June, 2020 (the “Dated Date”), but effective on the date the Bonds referred to below are issued (the “Effective Date”), by and between the Gainesville and Hall County Development Authority (the “Issuer”), a public body corporate and politic created pursuant to a local amendment to the constitution of the State of Georgia and Fox Factory, Inc., a California corporation, authorized to transact business in Georgia (the “Company”).
Section 1. The Lease Agreement. The Issuer is issuing its Gainesville and Hall County Development Authority Taxable Industrial Development Revenue Bonds (Fox Factory, Inc. Project), Series 2020 (the “Bonds”), in the principal amount of $75,000,000, for the purpose of financing the acquisition, construction and installation of certain real and personal property comprising a facility for the manufacture of shock absorbers for automobiles, trucks and motorcycles in Gainesville Industrial Park West, Gainesville, Hall County, Georgia (the “Project”). The Project is divided into three phases, the 2020 Project, the 2021 Project and the 2022 Project as defined in the Lease Agreement. The Issuer, as lessor, and the Company, as lessee, are entering into that certain Lease Agreement, dated as of the Dated Date (the “Lease Agreement”), under which the Issuer is to lease the Project to the Company for operation. All capitalized terms used herein that are defined in the Lease Agreement, but are not defined herein, shall have the same meaning herein as in the Lease Agreement. In consideration of the execution of the Lease Agreement by the Issuer and Company, and in further consideration of the Issuer’s issuance of the Bonds, the parties have entered into this PILOT Agreement. The parties agree that the principal amount of the Bonds will not act as a limitation or a cap on the amount of property subject to valuation in accordance with Section 4 below.
Section 2. Recitals. The parties hereto recognize that the Issuer’s interest in the Project is exempt from ad valorem taxes. The parties hereto recognize that under the laws of the State of Georgia, a leasehold interest that is a mere usufruct is not treated as a separate estate in property and is not subject to ad valorem taxes.
Section 3. Findings and Agreement as to the Issuer’s and the Company’s Interests.
(a) The intention of the parties controls whether the Lease Agreement creates a usufruct or an estate for years. The Issuer and the Company have expressly stated in the Lease Agreement and hereby agree with each other, and hereby represent unto each other and to the County, other taxing authorities having powers of taxation over the location of the Project and to the Board of Tax Assessors (the “BOTA”) of the County that they intend the leasehold interest of the Company under the Lease Agreement to be a usufruct, and they have demonstrated this intention by expressly so stating in the Lease Agreement and this intention is further reflected in various provisions of the Lease Agreement which restrict and limit the Company’s rights, to wit:
(i) Limitation on Nature of Company’s Use. In order that Issuer, as lessor, may control the use of the Project to assure that such use is at all times for purposes permitted by the Act (so as to further the public purposes of the Issuer), the Issuer and the Company have provided in the Lease Agreement that the Company may use the Project only for the limited purposes stated in the Lease Agreement (which are purposes permitted by the Act). Thus, the Company does not have the right to use the Project in as absolute a manner as it would have if it were the owner of the Project.
(ii) Company’s Interest Is Not Subject to Assignment or Sublease. In order that the Issuer, as lessor, may control the use of the Project and assure that such use is at all times by persons satisfactory to the Issuer, who will use the Project for purposes permitted by the Act (so as to further the public purposes of the Issuer), the Issuer and the Company have provided in the Lease Agreement that the Company’s rights to occupy, use and enjoy the Project (a) may be subleased so long as the sublease is to the parent, subsidiary or affiliate of the Company and the Lessee remains obligated on the Lease and (b) may be assigned if the assignment is to any parent, subsidiary or affiliate of the Company and the assignee assumes all the obligations under the Lease, all as more specifically set forth in the Lease Agreement. Any other assignment or sublease will be subject to the prior consent of the Issuer, which consent shall not be unreasonably withheld or delayed. The Issuer and the Company have the right to grant liens as provided in Section 3.5 of the Lease Agreement.
(iii) Issuer’s Right to Enforce Compliance With Applicable Laws. In order that the Issuer, as lessor, may control the use of the Project in order to assure that such use is at all times lawful, the parties have provided in the Lease Agreement, that the Company’s use of the Project shall be conducted at all times in accordance with all applicable laws, ordinances, rules and regulations and that the Issuer, as lessor (in addition to any other federal, state or local government body or agency which may be entitled to enforce such laws, ordinances, rules and regulations) shall be entitled to enforce such provision of the Lease Agreement by an action at law or in equity.

(iv) Issuer’s Rights of Inspection. In order that the Issuer may monitor compliance by the Company with the restrictions and covenants therein contained, the Issuer and the Company have provided in Section 8.2 of the Lease Agreement that the Issuer shall be entitled to inspect the Project and the Company’s books and records relating thereto, subject to the provisions of Section 8.2 of the Lease Agreement.
(v) Repair and Maintenance Covenants. Under current law, the granting of a usufruct to the Company would not impose on the Company the obligation to make major repairs to the Project; because the Issuer is without funds to pay costs of repairs and maintenance, the Issuer and the Company have agreed in Section 6.1 of the Lease Agreement that the Company, by operation of express covenant and not by operation of law, shall be responsible for the repair and maintenance of the Project, including major repairs.
(vi) Insurance Covenants. Under current law, the granting of a usufruct does not impose upon the Company any obligation to insure the property that is the subject of such grant; because the Issuer is without funds to pay costs of insurance, the Issuer and the Company have agreed in Section 6.4 of the Lease Agreement that the Company, by operation of express covenant and not by operation of law, shall be responsible for insuring the Project.
(vii) Covenants Relating to Utilities. Under current law, the granting of a usufruct does not impose upon the Company an obligation to pay for utility charges resulting from its use of the Project; because the Issuer is without funds to pay costs of utilities, the Issuer and Company have agreed in Section 6.3 of the Lease Agreement that the Company, by operation of express covenant and not by operation of law, shall be responsible for paying the costs of utilities used at the Project.
(viii) Taxes and Payments in Lieu of Taxes. Under current law, the interest of the Issuer, as lessor, is exempt from ad valorem taxes and under current law, the granting of a usufruct does not impose upon the Company any obligation to pay ad valorem taxes, either on its leasehold interest or the Issuer’s ownership interest in the Project. Because the Constitution or laws of the State may be amended in a manner that might subject the Issuer’s ownership interest in the Project or the Company’s leasehold interest in the Project under the Lease Agreement to ad valorem taxes, and because the Issuer is without funds to pay such taxes or the cost of contesting the imposition of taxes, the Issuer and the Company have agreed, in Section 6.3 of the Lease Agreement, that the Company shall bear the risk of taxation as to its leasehold interest and as to the Issuer’s ownership interest in the Project and shall be entitled to contest any ad valorem taxes sought to be imposed thereon, in its own name or in the name of the Issuer. Thus, by operation of express covenant and not by operation of law, the Lessee shall be responsible for paying any ad valorem taxes that may become payable on the Project. The Company will pay ad valorem taxes on the property that is owned by the Company and located at the site of the Project.
Section 4. Special Covenants Related to Ad Valorem Tax Assessment.
(a) The parties hereto acknowledge that the judicial decisions attempting to distinguish between leases creating an estate for years and leases creating a usufruct have relied heavily on the facts of each case and have created uncertainty. Due to the interest of the Issuer in the Project and the uncertainty under Georgia law as to whether the Company’s leasehold interest created by the Lease Agreement is a usufruct or an estate for years, the parties hereto have agreed that the leasehold interest of the Company in the Project shall be subject to ad valorem taxation as though it were an estate for years and shall be valued for such ad valorem tax purposes in accordance with the provisions of this Section 4 beginning with the tax year commencing on January 1 of the year immediately following the year in which title to the Project is first transferred to the Issuer (the “First Tax Year”), and continuing during the period the Project is owned by the Issuer.
(b) The fair market value of the Project shall be determined using the procedures ordinarily applicable to ad valorem property taxation. The Project includes property purchased with (or the cost of which was reimbursed out of) proceeds of the Bonds, including equipment transferred from another of the Company’s locations, any repairs thereto, renewals and replacements thereof, additions thereto and substitutions therefor (the cost of which need not be paid with proceeds of the Bonds so long as the property repaired, renewed, replaced, added to or with respect to which such substitutions are made was paid for with proceeds of the Bonds and so long as title to such repairs, renewals, replacements, additions and substitutions is vested in the Issuer and leased to Company pursuant to the Lease Agreement). Such repairs, renewals, replacements, additions and substitutions shall be taken into account in the determination of the taxable value of the Project and taken into account in the determination of capital investment under Section 5 hereof.

(c) Commencing with the First Tax Year and continuing during the period the Project is owned by the Issuer, the Issuer shall take such actions as shall be necessary to cause the Project to be reflected on the tax rolls of the City of Gainesville, Georgia (the “City”), the Gainesville School District (the “School District), and Hall County (the “County”) as exempt property and to cause the Company’s leasehold interest therein to be valued for property tax purposes in the manner set forth in this Agreement and taking into account the Leasehold Valuation Factors set forth below. Prior to March 1 of each year the Company shall file with the BOTA a separate property tax return with respect to the Project, showing the Project to be exempt from tax and the Company’s leasehold to be valued as set forth in this Section. Such return shall refer to this PILOT Agreement and show the fair market value of the Project and of said leasehold, calculated in accordance with the BOTA’s procedures and as set forth in this Section.
        (d) The fair market value of the 2020 Project shall be determined pursuant to the normal and customary procedures and guidelines established by the BOTA under applicable law that are utilized for the valuation of property used for business purposes (including, without limitation, utilization of generally applicable depreciation factors). The fair market value of the 2020 Project so determined shall be multiplied by the statutory assessment rate of forty percent (40%) for Hall County, and one hundred percent (100%) for City of Gainesville and Gainesville School District to determine the pro forma assessed values. Subject to adjustment as provided below, the pro forma assessed values of the 2020 Project shall be multiplied by the following percentages (the “Leasehold Valuation Factors”) for the applicable years set forth below to determine the “base value” for the leasehold interest of the Company in the 2020 Project. The base value shall be multiplied by the millage rates for ad valorem taxes applicable to the 2020 Project.

Tax Year	Leasehold Valuation Factor
2021	0%
2022	0%
2023	50%
2024	50%
2025	50%
2026 and thereafter	100%
The fair market value of that portion of the Project constituting the 2021 Project shall be determined pursuant to the normal and customary procedures and guidelines established by the BOTA under applicable law that are utilized for the valuation of real and personal property used for business purposes (including, without limitation, utilization of generally applicable depreciation factors). The fair market value of the 2021 Project so determined shall be multiplied by the statutory assessment rate of forty percent (40%) for Hall County and one hundred percent (100%) for City of Gainesville and Gainesville School District to determine the pro forma assessed values. Subject to adjustment as provided below, the pro forma assessed values of the 2021 Project shall be multiplied by the following percentages (the “Leasehold Valuation Factors”) for the applicable years set forth below to determine the “base value” for the leasehold interest of the Lessee in the 2021 Project. The base value shall be multiplied by the millage rates for ad valorem taxes applicable to the 2021 Project.

Tax Year	Leasehold Valuation Factor
2022	0%
2023	0%
2024	50%
2025	50%
2026	50%
2027 and thereafter	100%
The fair market value of that portion of the Project constituting the 2022 Project shall be determined pursuant to the normal and customary procedures and guidelines established by the BOTA under applicable law that are utilized for the valuation of real and personal property used for business purposes (including, without limitation, utilization of generally applicable depreciation factors). The fair market value of the 2022 Project so determined shall be multiplied by the statutory assessment rate of forty percent (40%) for Hall County and one hundred percent (100%) for City of Gainesville and Gainesville School District to determine the pro forma assessed values. Subject to adjustment as provided below, the pro forma assessed values of the 2022 Project shall be multiplied by the following percentages (the “Leasehold Valuation Factors”) for the applicable years set forth below to determine the “base value” for the leasehold interest of the Lessee in the 2022 Project. The base value shall be multiplied by the millage rates for ad valorem taxes applicable to the 2022 Project.

Tax Year	Leasehold Valuation Factor
2023	0%
2024	0%
2025	50%
2026	50%
2027	50%
2028 and thereafter	100%
        (e) The Issuer and the Company agree that the Company may, in its own name or in the name and on behalf of the Issuer, in good faith contest through any administrative, judicial or other proceedings, the (i) determination by the BOTA of the fair market value of the Project to which the Leasehold Valuation Factor is applied; and (ii) assessment, levying or imposition of any taxes, assessments and other similar charges with respect to the Project that are assessed, levied or imposed in a manner different from that described in this Section 4, and at the request and expense of the Company, the Issuer agrees to cooperate fully with and assist the Company in any such contest.
(f) The foregoing shall not preclude the Company from taking advantage of any policy or procedure of the BOTA that would allow the Company to exempt or exclude certain portions of the Project from property taxation or otherwise reduce the valuation of said Project or the property taxes payable with respect thereto.
Section 5. Payments in Lieu of Taxes.
(a) In the event that the Company fails to make an aggregate capital investment in land, building and equipment regarding the Project in the amount of $60,000,000 on or before December 31, 2022, and to retain said capital investment (without regard to depreciation) as of December 31, 2025, and fails to create 791 full-time permanent jobs or equivalents (the “headcount”), all in connection with the Project, and to include jobs located at the Tech Center adjacent to Road Atlanta in Hall County, to be measured based on the greater of the actual headcount on March 31, 2025 or the month end average headcount for each month in the 24-month period ended March 31, 2025 (collectively referred to as the “Performance Standards”), the Company agrees to make an additional payment to the taxing authorities in the amount to be determined as set forth below. Said payment shall be made as additional consideration for the issuance of the Bonds by the Issuer on behalf of the Company and as a payment in lieu of taxes payable to the taxing authorities. The amount of the payment shall be equal to the difference between the “Unpaid Tax Amount” and the “Adjusted Unpaid Tax Amount.” The “Unpaid Tax Amount” is that sum determined by subtracting the amount of ad valorem tax which the Company paid on its interest in the Project for tax years 2021 through 2026 (with any payments under Section 5(b) being treated as taxes paid) from the amount of ad valorem tax the Company would have been required to pay on the Project if the Company had owned the fee simple interest in the Project during tax years 2021 through 2026. The Company will be deemed to have complied with the Performance Standards if the results of the threshold calculation conducted in accordance with the formula on Exhibit A (“Average Actual Performance”) are equal to or greater than seventy percent (70%) (“Compliance Threshold”). The threshold calculation formula is the percentage of jobs created or retained to committed jobs and the percentage of actual capital investment to committed investment. Should the Company’s Average Actual Performance be less than seventy percent (70%) of the Performance Standards the Company’s Unpaid Tax Amount will be adjusted proportionately by multiplying the Unpaid Tax Amount by the Average Actual Performance. The resulting number will then be subtracted from the Unpaid Tax Amount to determine the Unpaid Tax Amount as adjusted (the “Adjusted Unpaid Tax Amount”). The Company shall repay to the taxing authorities the difference between the Unpaid Tax Amount and the Adjusted Unpaid Tax Amount (the “Repayment Amount”). See illustrations in Exhibit B - Repayment Calculation. The Repayment Amount shall be paid by the Company only in the event Company does not meet the Compliance Threshold. On or before March 31, 2027, the Company shall provide the Issuer an accurate report regarding the amount of capital investment and the number of jobs created and retained, and the Issuer may use such report to determine if the Company has met the Performance Standards. Within a reasonable time after receipt of the report from the Company, the Issuer will notify the Company of the Company’s compliance or noncompliance with the Performance Standards. In the event the Company has failed to meet the Compliance Threshold, the Issuer will notify the Company of the Repayment Amount and provide Company with details of the calculation thereof, including amounts due to each taxing authority. Absent manifest error in the calculation of the Additional Payment, the Company shall pay the Repayment Amount to the taxing authorities no later than forty-five (45) days after the date of the notification letter from the Issuer indicating that the Company has failed to meet the Compliance Threshold. Should the Company fail to pay the Repayment Amount to the taxing authorities in a timely manner, the taxing authorities shall have the right, in their sole discretion, to impose any and all remedies available to them at law or equity.

(b) In the event that the Company fails to establish its international headquarters at the 2020 Project or on the 23-acre site it owns in Gainesville Industrial Park West and to establish a research and development facility at the 2020 Project or adjacent to Road Atlanta within Hall County, all on or before December 31, 2026 (hereinafter referred to as the “Headquarters Requirement”), then the Company agrees to make an additional payment (the “Additional Payment”) to the taxing authorities in the amount determined below. The amount of the Additional Payment shall be equal to the difference between the “Reduced Schedule Amount” and the “Unpaid Tax Amount” as defined above. The “Reduced Schedule Amount” is that sum determined by subtracting (1) the amount of ad valorem tax which the Company would have paid on its interest in the Project for the years 2021 through 2026 if the Leasehold Valuation Factors for the 2020 Project had been: (i) 2021 - 25%, (ii) 2022 - 25%, (iii) 2023 - 50%, (iv) 2024 - 50%, and (v) 2025 - 50%; for the 2021 Project had been: (i) 2022 - 25%, (ii) 2023 - 25%, (iii) 2024 - 50%, (iv) 2025 - 50%, and (v) 2026 - 50%; and for the 2022 Project had been: (i) 2023 - 25%, (ii) 2024 - 25%, (iii) 2025 - 50%, (iv) 2026 - 50%, and (v) 2027 - 50%, from (2) the amount of ad valorem tax the Company would have been required to pay on the Project if the Company had owned the fee simple interest in the Project during tax years 2021 through 2027. In the event the Company has failed to meet the Headquarters Requirement, the Issuer will notify the Company of the Additional Payment and provide Company with details of the calculation thereof, including amounts due to each taxing authority. Absent manifest error in the calculation of the Additional Payment, the Company shall pay the Additional Payment to the taxing authorities no later than forty-five (45) days after the date of the notification letter from the Issuer indicating that the Company has failed to meet the Headquarters Requirement. Should the Company fail to pay the Additional Payment to the taxing authorities in a timely manner, the taxing authorities shall have the right, in their sole discretion, to impose any and all remedies available to them at law or equity.
(c) If the BOTA, any tax collector or any other official empowered to assess, levy or collect ad valorem taxes should ever seek to assess, levy or collect ad valorem taxes on the Project or at a percentage valuation of the Company’s leasehold different from that set forth in Section 4 during the term of the Lease Agreement, then the Company’s obligation to make payments under Section 5(a) and (b), above shall forthwith terminate. Thus, if in any tax year such taxes are lawfully imposed or the valuation percentage of Section 4 is not respected by the BOTA, then Company shall pay such lawful taxes in accordance with its covenants in the Lease Agreement, but shall not be obligated to make any payments pursuant to Section 5(a) Section 5(b) above in any such tax year.
(d) The Issuer agrees to assist the Company in any administrative or judicial proceeding relating to ad valorem taxes on the Project or the percentage valuation of the Company’s leasehold, or the amount of any payment provided for in Section 5(a) or (b), above, so long as all costs relating thereto are paid by the Company.
Section 6. Termination. This PILOT Agreement shall terminate upon termination of the Lease Agreement, and shall remain in effect through any periods the Lease Agreement is in effect. Termination shall not affect the accrued rights and obligations of any party hereunder.
Section 7. Successors and Assigns. This PILOT Agreement shall inure to the benefit of, and the obligations of the respective parties hereunder shall be binding upon the successors and assigns of the respective parties hereto. In the event the Company’s rights under the Lease Agreement are assigned in accordance with the Lease Agreement, the rights and obligations of the Company hereunder shall become the rights and obligations of the successor Lessee, as provided in the Lease Agreement.
Section 8. Third Party Beneficiaries. The holders of the Bonds, the Escrow Agent, the County, the other taxing authorities having taxing jurisdiction over the situs of the Project and the BOTA are hereby declared to be third party beneficiaries of this PILOT Agreement.
Section 9. Severability. In the event any clause, sentence, paragraph or provision of this PILOT Agreement shall be determined to be voidable, void or unenforceable, the voidableness, voidness, or unenforceability of such clause, sentence, paragraph shall not affect the validity or enforceability of any other clause, sentence, paragraph or provision hereof.
Section 10. Governing Law, Jurisdiction and Venue. This PILOT Agreement shall be governed by the law of the State of Georgia and shall be subject to enforcement only in the Superior Court of the County. The Company, for itself, and its successors and assigns under the Lease Agreement, hereby consents to the personal jurisdiction of said court over the Company and any successor Company under the Lease Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this PILOT Agreement as of the day and year first above written.

GAINESVILLE AND HALL COUNTY DEVELOPMENT AUTHORITY

By: /s/ Philip A. Wilheit
Chairman

Attest: /s/ T. Treadwell Syfan
Secretary

FOX FACTORY, INC.
By: /s/ John E. Blocher
Name: John E. Blocher
Title: Chief Financial Officer

PILOT AGREEMENT JOINDER
BY
HALL COUNTY BOARD OF TAX ASSESSORS

        The undersigned hereby joins in the PILOT Agreement for the sole purpose of confirming that the Issuer’s interest in the Project is exempt from ad valorem taxation and that ad valorem taxes with respect to the leasehold interest of the Company in the Project will be assessed, levied, imposed and adjusted (if necessary) in accordance with the provisions set forth in Section 4 of the PILOT Agreement.

HALL COUNTY BOARD OF TAX ASSESSORS

By: /s/ Randy Smith
Name: Randy Smith
Title: Chairman

EXHIBIT A
The Average Actual Performance shall be determine by the following formula:

STEP 1
Actual Jobs Created or Retained  =  Percentage of Committed Jobs Created
Committed Number of Jobs  or Retained

Actual Capital Investment  =  Percentage of Committed New Investment
Committed New Investment

STEP 2
        Percentage of Committed Jobs Created or Retained
+  Percentage of Committed New Investment
= Percentage of Commitments Met

STEP 3
Percentage of Commitment Met = Average Actual Performance
2

EXHIBIT B
Repayment Amount Calculation
(Required only if Average Actual Performance is less than 70%)

STEP 1
        Unpaid Tax Amount
X  Average Actual Performance
Adjusted Unpaid Tax Amount
STEP 2
        Unpaid Tax Amount
- Adjusted Unpaid Tax Amount
        Repayment Amount
Example A – Repayment Required
A $250,000 Unpaid Tax Amount to assist with Company A’s manufacturing facility was part of Company A’s consideration to locate in Hall County rather than an out-of-state location. As part of the deal, Company A committed to create 150 jobs and make a $10,000,000 new investment to construct and operate a new production facility in Georgia. Twenty four months following the opening of the facility, Company A has actually created 90 jobs and invested $6,500,000 into a smaller facility.
•Unpaid Tax Amount $250,000
•Commitment – 150 jobs and $10,000,000 new investment
•Actual jobs delivered – 90 (60% of Commitment)
•Actual investment delivered -- $6,500,000 (65% of Commitment)
•60%+65% = 125/2 = 62.5% [Average Actual Performance]
•$156,250 (62.5%) Adjusted Unpaid Tax Amount
•$93,750 (37.5%) Repayment Amount
Example B – No Repayment Necessary
A $100,000 Unpaid Tax Amount to assist with the purchase of production equipment was part of Company B’s consideration to locate in Hall County rather than an out-of-state location. As part of the deal, Company B committed to create 150 jobs and make a $10,000,000 capital investment to expand a manufacturing facility in Hall County. 36 months following the opening of the facility, Company B has actually created 150 jobs and invested $8,500,000 into the facility.
•Unpaid Tax Amount $100,000
•Commitment – 150 jobs & $10,000,000 investment
•Actual jobs delivered – 150 (100%)
•Actual investment delivered -- $8,500,000 (85%)
•100%+85% = 185/2 = 92.5% [Average Actual Performance]
•No Payment Required